Exhibit 4.3

Description of the Registrant’s Securities Registered

Pursuant to Section 12 of the Securities Exchange Act of 1934

Except as otherwise indicated herein or as the context otherwise requires, references in this exhibit to “we,” “us,” “our” and “our company” refer to Puma Biotechnology, Inc. The following description of our common stock and certain provisions of our second amended and restated certificate of incorporation and third amended and restated bylaws are summaries and are qualified in their entirety by reference to the full text of our second amended and restated certificate of incorporation and third amended and restated bylaws. We urge you to read those documents, each of which are incorporated by reference as exhibits to our filings with the Securities and Exchange Commission, for additional information.

General

Our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended. Our second amended and restated certificate of incorporation authorizes 100,000,000 shares of common stock, all with a par value of $0.0001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The election of directors by holders of our common stock is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors.

In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Outstanding shares of our common stock are, when issued and paid for, validly issued, fully paid and nonassessable.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of ten percent (10%) or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, fifteen percent (15%) or more of the outstanding voting stock of the corporation.